EXHIBIT 99.1
Fastenal Company Reports 2026 First Quarter Earnings
•Daily sales increased 12.4% year-over-year, primarily driven by share gains and broad-based demand across core end markets.
•Operating margin was 20.3% (an increase of 20 basis points year-over-year), reflecting operating leverage and cost discipline, partially offset by an ongoing shift in customer mix.
•Operating cash flow was $378 million, representing 111% of net income, supported by disciplined working capital management.
•Returned $296 million to shareholders through dividends and share repurchases.
•Continued progress on strategic initiatives, including increased sales effectiveness through key account wins, expansion of technology, and deeper penetration through new customer site growth.
WINONA, Minn., April 13, 2026 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) ('Fastenal,' 'we,' 'our,' or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today reported its financial results for the quarter ended March 31, 2026. Except for share and per share information, or as otherwise noted below, dollar amounts in this release are stated in millions. All historical common stock share and per share information and stockholders' equity balances for all periods presented in this release, including the financial statements attached to this release, have been retroactively adjusted to reflect a two-for-one stock split effective at the close of business on May 21, 2025. Percentage and dollar calculations, which are based on non-rounded dollar values, may not be recalculated or footed using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Three-month Period
	2026	2025	Change
Net sales	$2,201.7	1,959.4	12.4%
Business days	63	63
Daily sales	$34.9	31.1	12.4%
Gross profit	$982.9	883.9	11.2%
% of net sales	44.6%	45.1%
Selling, general, and administrative (SG&A) expenses	$535.3	490.0	9.3%
% of net sales	24.3%	25.0%
Operating income	$447.6	393.9	13.6%
% of net sales	20.3%	20.1%
Income before income taxes	$448.3	393.1	14.0%
% of net sales	20.4%	20.1%
Net income	$339.8	298.7	13.8%
Diluted net income per share	$0.30	0.26	13.6%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $242.2, or 12.4%, in the first quarter of 2026 when compared to the first quarter of 2025 (both periods had the same number of selling days.) Sales performance reflects the contribution from improved customer contract signings since the first quarter of 2024, as well as a slight improvement in industrial production in the first quarter of 2026. Foreign exchange rates positively affected sales in the first quarter of 2026 by approximately 60 basis points, compared to a negative impact in the first quarter of 2025 of approximately 50 basis points. The impact of product pricing on net sales in the first quarter of 2026 was an increase of approximately 350 basis points, compared to being immaterial in the first quarter of 2025.
From a product portfolio standpoint, we classify our offerings into four primary categories: fasteners, safety supplies, cutting tools and other product lines. 'Other product lines' encompasses seven smaller product segments, including tools and janitorial supplies.

Beginning in the fourth quarter of 2025, we expanded our reporting to provide a more comprehensive view of direct (original equipment manufacturing/production) and indirect (maintenance, repair, and operations/facilities maintenance) business across product categories. Direct materials generally include products incorporated into finished goods or that directly support customers' production processes, while indirect materials support customers' facility operations, maintenance, and safety needs. During the first quarter of 2026, direct materials slightly outpaced indirect materials, reflecting greater contribution from fastener sales and continued strength with manufacturing customers.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Direct fasteners/hardware	13.8%	3.5%	21.0%	20.7%
Direct cutting tools and abrasives	11.3%	4.6%	5.1%	5.2%
Direct non-fasteners/hardware	12.7%	9.1%	12.7%	12.8%
Total direct materials	13.1%	5.4%	38.8%	38.7%
Indirect fasteners/hardware	17.3%	1.1%	10.0%	9.7%
Indirect safety	11.3%	6.9%	20.8%	21.3%
Indirect non-fasteners/hardware and non-safety	11.7%	6.1%	30.4%	30.3%
Total indirect materials	12.4%	5.5%	61.1%	61.3%
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, transportation, warehousing and storage, and data centers. Our manufacturing end markets growth was mainly due to the relative strength we are experiencing with key account customers with significant managed spend, where our service model and technology are particularly impactful. The non-residential construction end market experienced growth for the fourth time in fourteen consecutive quarters. Other end market sales were favorably impacted by growth with transportation and warehousing customers.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Heavy manufacturing	14.1%	4.8%	44.0%	43.4%
Other manufacturing	9.9%	9.7%	32.2%	33.0%
Total manufacturing	12.3%	6.8%	76.2%	76.4%
Non-residential construction	17.2%	-3.4%	8.2%	7.8%
Other end markets	11.3%	0.8%	15.6%	15.8%
Total non-manufacturing	13.2%	-0.6%	23.8%	23.6%
From a customer standpoint, we have two categories: 1) contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and 2) non-contracts. Sales with our contract customers continue to outperform as we realize incremental sales from implementing customer signings that we have achieved since the first quarter of 2024. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect overall business trends.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Contract sales	14.6%	8.5%	75.4%	73.1%
Non-contract sales	6.7%	-3.6%	24.6%	26.9%

Customer Sites and Sales Segmentation
We engage customers in the local market by delivering services and solutions within or near the customer's business (Sites). Sites represent distinct customer locations where we maintain inventory tailored to local demand, supported by our regional distribution networks. Our strategy prioritizes customer Sites with monthly sales potential of $50,000 or more. Segmentation by spend level provides insight into the scale and potential of customer relationships served through our network. The following table summarizes customer Sites averaged by monthly spend band and related monthly sales metrics.

	Three-month Period 2026			Three-month Period 2025
	Sites (#) (1) (2)	Sales	Mo. Sales per Site (3)	Sites (#) (1) (2)	Sales	Mo. Sales per Site (3)
Manufacturing
$50k+/Mo. (4)	2,422	$1,037.8	$142,830	2,114	$874.0	$137,811

$10k+/Mo.	9,009	1,475.4	54,590	8,500	1,293.1	50,710
$5k+/Mo.	13,407	1,570.0	39,034	12,951	1,388.7	35,742
Other sales (5)	27,457	100.7	1,223	30,308	104.3	1,147
Total manufacturing	40,864	$1,670.7	$13,628	43,259	$1,493.0	$11,484

Non-manufacturing
$50k+/Mo. (4)	487	$187.0	$127,995	388	$136.6	$117,354

$10k+/Mo.	3,293	357.6	36,198	2,918	288.5	32,956
$5k+/Mo.	6,112	417.2	22,753	5,667	346.7	20,393
Other sales (5)	45,469	113.8	834	52,118	119.7	766
Total non-manufacturing	51,581	$531.0	$3,431	57,785	$466.4	$2,633

Total
$50k+/Mo. (4)	2,909	$1,224.8	$140,346	2,502	$1,010.6	$134,639

$10k+/Mo.	12,302	1,833.0	49,667	11,418	1,581.6	46,173
$5k+/Mo.	19,519	1,987.2	33,936	18,618	1,735.4	31,070
Other sales (5)	72,926	214.5	980	82,426	224.0	906
All Sites per month	92,445	$2,201.7	$7,939	101,044	$1,959.4	$6,422
(1)Sites represent the number of customer locations served by our network. Individual customers with multiple locations will have multiple customer Sites.
(2)Sites numbers reflect the monthly average of active Site counts.
(3)Monthly sales per Site totals are not rounded to the millions and represents the exact dollar amount.
(4)$50k+ Sites are disclosed as a representation of Onsite-like customers and are also a subset of $10k+ and $5k+ Sites.
(5)Other sales represent sales to Sites under $5k+ per month and sales that are not tied to a specific Site. This includes certain service fees, cash sales, direct material sales, etc.
Digital Technology
FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic below is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU.
We signed 6,950 weighted FASTBin and FASTVend devices in the first quarter of 2026. Our goal for weighted FASTBin and FASTVend device signings in 2026 remains between 28,000 and 30,000 MEUs.

The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness (1) tools, and Digital Footprint (2).

	Three-month Period
	2026	2025	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	6,950	6,418	8.3%
Signings per day	110	102
Weighted FASTBin/FASTVend installations (MEUs; end of period)	137,702	129,996	5.9%

FASTStock sales	$279.8	239.1	17.0%
% of sales	12.5%	12.1%
FASTBin/FASTVend sales	$721.6	619.9	16.4%
% of sales	32.3%	31.3%
FMI sales	$1,001.4	859.0	16.6%
FMI daily sales	$15.9	13.6
% of sales	44.9%	43.3%

eBusiness sales	$648.8	607.6	6.8%
% of sales	29.1%	30.7%

Less: eBusiness and FMI sales overlap	$278.4	258.6	7.6%
% of sales	12.5%	13.1%

Digital Footprint sales	$1,371.8	1,208.0	13.6%
% of sales	61.5%	61.0%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflects the percent change compared to the same period in the prior year.
Gross Profit
Gross profit, as a percentage of net sales, decreased to 44.6% in the first quarter of 2026 from 45.1% in the first quarter of 2025, driven primarily by unfavorable price/cost of approximately 50 basis points, and smaller headwinds from transportation and certain customer rebates. Customer mix remained a structural headwind to gross margin, as growth skewed toward larger customers that carry lower gross margins but remain positive to operating margin due to strong fixed-cost leverage. Our fastener expansion project benefits continued to provide a meaningful offset, mitigating some underlying gross margin pressure; these benefits will anniversary early in the second quarter of 2026.
SG&A Expenses
SG&A expenses, as a percentage of net sales, were 24.3% in the first quarter of 2026 versus 25.0% in the first quarter of 2025.
Employee-related expenses, which typically represent 70% to 75% of total SG&A expenses, remained stable as a percentage of net sales in the first quarter of 2026 compared to the first quarter of 2025. We realized about 60 basis points of leverage from improved FTE productivity. Bonuses and commissions increased 55 basis points as a result of improved business activity and financial performance versus the same period in the prior year.
Occupancy-related expenses, which typically represent 15% to 20% of total SG&A expenses, improved 30 basis points as a percentage of net sales in the first quarter of 2026 compared to the first quarter of 2025, driven mainly by fixed cost leverage.
Combined, all other SG&A expenses, which typically represent 10% to 15% of total SG&A expenses, improved 40 basis points as a percentage of net sales in the first quarter of 2026 compared to the first quarter of 2025. The improvement was mainly driven by reductions in expense related to currency revaluation of certain assets and increases in joint marketing efforts with our suppliers.

Operating Income
Operating income, as a percentage of net sales, increased to 20.3% in the first quarter of 2026 from 20.1% in the first quarter of 2025.
Net Interest
Net interest income was $0.8 in the first quarter of 2026, compared to net interest expense of $0.8 in the first quarter of 2025, reflecting lower debt balances and higher interest income.
Income Taxes
We recorded income tax expense of $108.6 in the first quarter of 2026, or 24.2% of income before income taxes. Income tax expense was $94.4 in the first quarter of 2025, or 24.0% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.6%.
Net Income
Net income was $339.8 in the first quarter of 2026, an increase of 13.8% compared to the first quarter of 2025. Diluted net income per share was $0.30 compared to $0.26 in the first quarter of 2025.
CASH FLOW AND BALANCE SHEET
Net cash provided by operating activities was $378.4 in the first quarter of 2026, an increase of 44.3% from the first quarter of 2025, representing 111.4% of net income versus 87.8% in the first quarter of 2025. Our five-year first quarter average is 109.6% of net income. This increase in operating cash flow compared to last year, as a percent of net income, primarily reflects a focused effort to optimize inventory levels.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of March 31, 2026 when compared to March 31, 2025 were as follows:

	March 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2026	2025	2026	2026
Accounts receivable, net	$1,445.2	1,278.7	$166.5	13.0%
Inventories	1,692.5	1,673.9	18.6	1.1%
Accounts payable	(363.2)	(341.1)	(22.1)	6.5%
Trade working capital, net	$2,774.5	2,611.5	$163.0	6.2%

Net sales in last three months	$2,201.7	1,959.4	$242.2	12.4%
The increase in our accounts receivable balance in the first quarter of 2026 was mainly attributable to growth in sales with our customers, including relative growth with larger customers that tend to carry longer payment terms.
The slight increase in our inventory balance in the first quarter of 2026 reflects disciplined inventory management and optimization during the period.
The increase in our accounts payable balance in the first quarter of 2026 was mainly attributable to an increase in inventory spending to support growth which was partially offset by timing associated with capital expenditures and general insurance payment activity.
During the first quarter of 2026, our investment in property and equipment, net of proceeds from sales, was $57.6, which was a slight increase from $53.8 in the first quarter of 2025. This was mainly related to an increase in spending for facility construction and upgrades, information technology (IT), and vehicles.
For 2026, we continue to expect our investment in property and equipment, net of proceeds from sales, to be within a range of $310.0 to $330.0, an increase from $230.6 in 2025. The expected growth on a year-to-year basis reflects three items. First, we expect increased spending to replace our Atlanta hub facility and improve our picking capacity and efficiency across our hub network. Second, we expect increased trucking spend. Third, we expect elevated IT spending as projects that were expected in 2025 experienced delays and are expected to continue throughout 2026.
During the first quarter of 2026, we returned $295.7, or 87.0% of net income, to our shareholders in the form of dividends ($275.6) and share repurchases ($20.1), compared to the first quarter of 2025 when we returned $246.7, or 82.6% of net income, to our shareholders in the form of dividends. Our five-year average returned to our shareholders as a percentage of net income is 73.6%.
Total debt on our balance sheet was $125.0 at the end of the first quarter of 2026, or 3.0% of total capital (the sum of stockholders' equity and total debt), compared to $200.0, or 5.1% of total capital, at the end of the first quarter of 2025.

ADDITIONAL INFORMATION
During the last twelve months, we increased our total full-time equivalent (FTE; based on 40 hours per week) employee headcount by 424. Our total FTE selling personnel increased by 214 to support growth and sales initiatives to target customer acquisition. We had an increase in our distribution and transportation FTE personnel of 14 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 196, which related primarily to personnel investments in IT, finance, and supply chain support.
The table below summarizes our absolute and FTE employee headcount at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q1 2026	Q4 2025	Q4 2025	Q1 2025	Q1 2025
Selling personnel - absolute employee headcount	17,235	17,166	0.4%	16,995	1.4%
Selling personnel - FTE employee headcount	15,450	15,439	0.1%	15,236	1.4%
Total personnel - absolute employee headcount	24,675	24,489	0.8%	24,181	2.0%
Total personnel - FTE employee headcount	21,763	21,602	0.7%	21,339	2.0%

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
ANNUAL MEETING OF SHAREHOLDERS WEBCAST
On Thursday, April 23, 2026, we will be holding our Annual Meeting of Shareholders (the 'Annual Meeting') at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota. The Annual Meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, weighted FMI technology signings, future sales attributable to our Digital Footprint, investment in property and equipment, the impact of inflation or deflation on our cost of goods, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	March 31, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$308.6	276.8
Trade accounts receivable, net of allowance for credit losses of $6.3 and $5.3, respectively	1,445.2	1,245.3
Inventories	1,692.5	1,748.0
Prepaid income taxes	12.1	20.1
Other current assets	161.4	181.9
Total current assets	3,619.8	3,472.1

Property and equipment, net	1,140.3	1,131.6
Operating lease right-of-use assets	312.3	309.0
Other assets	137.4	140.2

Total assets	$5,209.8	5,052.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$25.0	25.0
Accounts payable	363.2	316.8
Accrued expenses	242.6	264.7
Current portion of operating lease liabilities	106.1	106.1
Income taxes payable	87.2	3.0
Total current liabilities	824.1	715.6

Long-term debt	100.0	100.0
Operating lease liabilities	214.4	210.8
Deferred income taxes	65.5	67.4
Other long-term liabilities	16.4	15.5

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 1,600,000,000 shares authorized, 1,148,000,984 and 1,148,057,473 shares issued and outstanding, respectively	11.5	11.5
Additional paid-in capital	105.3	115.5
Retained earnings	3,931.9	3,867.7
Accumulated other comprehensive loss	(59.2)	(51.1)
Total stockholders' equity	3,989.5	3,943.6
Total liabilities and stockholders' equity	$5,209.8	5,052.9

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales	$2,201.7	1,959.4
Cost of sales	1,218.8	1,075.5
Gross profit	982.9	883.9

Selling, general, and administrative expenses	535.3	490.0
Operating income	447.6	393.9

Interest income	1.6	0.9
Interest expense	(0.8)	(1.7)
Income before income taxes	448.3	393.1

Income tax expense	108.6	94.4
Net income	$339.8	298.7

Basic net income per share	$0.30	0.26
Diluted net income per share	$0.30	0.26

Basic weighted average shares outstanding	1,148.2	1,146.9
Diluted weighted average shares outstanding	1,150.9	1,149.5

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$339.8	298.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	41.9	42.0
Loss (gain) on sale of property and equipment	1.0	(0.3)
Bad debt expense	1.4	1.8
Deferred income taxes	(1.8)	0.7
Stock-based compensation	2.6	2.0
Amortization of intangible assets	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	(204.2)	(170.0)
Inventories	52.5	(26.5)
Other current assets	20.3	10.2
Accounts payable	46.6	45.3
Accrued expenses	(17.1)	(8.8)
Income taxes	92.2	70.9
Other	0.5	(6.5)
Net cash provided by operating activities	378.4	262.2

Cash flows from investing activities:
Purchases of property and equipment	(58.9)	(55.7)
Proceeds from sale of property and equipment	1.3	1.9
Other	0.0	0.0
Net cash used in investing activities	(57.6)	(53.8)

Cash flows from financing activities:
Proceeds from debt obligations	47.0	155.0
Payments against debt obligations	(47.0)	(155.0)
Proceeds from exercise of stock options	7.6	11.2
Purchases of common stock	(20.3)	—
Cash dividends paid	(275.6)	(246.7)
Net cash used in financing activities	(288.3)	(235.5)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	3.1

Net increase (decrease) in cash and cash equivalents	31.9	(24.0)

Cash and cash equivalents at beginning of period	276.8	255.8
Cash and cash equivalents at end of period	$308.6	231.8

Supplemental information:
Cash paid for interest	$0.7	1.5
Net cash paid for income taxes	$16.0	21.9
Leased assets obtained in exchange for new operating lease liabilities	$32.0	30.4

CONTACT:	Dray Schreiber
Accounting Manager
507.313.7324